Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made and entered into as of March 18, 2025 (the “Effective Date”) by and between PYXIS ONCOLOGY, INC., having an address at 321 Harrison Avenue, 11th Floor, Suite 1, Boston MA 02118 (“Pyxis”), and Ken Kobayashi, residing at 15957 Avenida Calma, Rancho Santa Fe, CA 92091 (“Employee”).

WHEREAS, the parties desire to set forth in this Agreement the terms upon which they have mutually agreed to an orderly termination of Employee’s employment with Pyxis;

NOW THEREFORE, in consideration of the mutual agreements and other consideration contained in this Agreement, the parties agree as follows:

1.
Severance and Other Benefits. In accordance with the terms of the executive employment agreement between Pyxis and Employee, dated November 21, 2023 (the “Employment Agreement”), which is attached hereto and incorporated herein as Attachment A, Pyxis agrees to pay Employee the severance benefits set forth in Section 4(b)(i) of the Employment Agreement in accordance with the terms thereof.
2.
Release. In consideration for the payments made pursuant to Section 1 above, Employee, on behalf of Employee, Employee’s heirs, executors, administrators, successors and assigns, hereby releases, acquits and forever discharges Pyxis and any and all of its current or former subsidiaries and other affiliated entities and benefit plans, as well as its and/or their officers, directors, representatives, attorneys, agents, servants, employees, stockholders, successors, predecessors and affiliates, each in their respective capacities from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, in equity or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, acts or conduct at any time as of or prior to the Effective Date, including, but not limited to: all such claims under California’s Fair Employment and Housing Act; all such claims or demands arising from Employee’s employment or the termination of Employee’s employment; all such claims and demands related to salary, bonuses, commissions, stock, stock options (except as provided in Section 4 of the Employment Agreement), expense reimbursements, or any form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the Federal Civil Rights Acts of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended; statutory wage and hour claims under Massachusetts or California law (including but not limited to claims for violation of the Massachusetts Wage Act); claims under any law or legal principle of similar effect in any other relevant jurisdiction; contract claims; tort claims; or claims of wrongful discharge, discrimination, fraud, defamation, and emotional distress. Employee further agrees not to sue or otherwise institute or cause to be instituted or in any way voluntarily participate in the prosecution of any complaints or charges against any persons or entities released herein in any federal, state or other court, administrative agency or other forum concerning any claims released herein. Notwithstanding the foregoing, this release by Employee excludes (i) any rights to payment under Section 4(b)(i) of the Employment Agreement, (ii) any rights to vested accrued benefits and compensation under the Company’s applicable plans and arrangements (including with respect to equity awards), (iii) any right to indemnification by the Company or its affiliates and (iv) any right to coverage under applicable directors’ and officers’ or other third party liability insurance policies.

Excluded from this Agreement are any claims which by law cannot be waived in a private agreement between an employer and employee, including claims by Employee for workers’ compensation benefits or unemployment insurance benefits. This Release does not prohibit Employee from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or equivalent state agency in Employee’s state or participating in an EEOC or state agency investigation. Employee agrees to waive his right to monetary or other recovery should any claim be pursued with the EEOC, state agency, or any other federal, state or local administrative agency on his behalf arising out of or related to his employment with and/or separation from Pyxis, if this waiver is allowed by applicable law.

3.
Release of Unknown Claims. Employee acknowledges that the general release above is intended to include claims that Employee does not know or suspect to exist at the time of Employee’s execution of this Agreement, regardless of whether the knowledge of such claims would have affected Employee’s decision to execute this Agreement. Thus, Employee hereby waives any rights Employee may have under California Civil Code Section 1542 which states:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

4.
Non solicitation. Employee agrees and acknowledges that the non-solicitation restrictions set forth in the Proprietary Information, Inventions and Non-Solicitation Agreement between Pyxis and Employee, dated November 21, 2023 (the “Proprietary Information, Inventions and Non-Solicitation Agreement”), remain in full force and effect until the one-year anniversary of the date of Employee’s termination (i.e., until March 18, 2026). Employee further agrees that Employee’s other post-employment restrictions and obligations set forth in the Proprietary Information, Inventions, and Non-Solicitation Agreement remain valid and binding and Employee agrees to comply with such obligations.
5.
Additional Covenants. The parties covenant and agree that for a one-year period following the Effective Date, each shall refrain from making any defamatory, derogatory or other unfavorable statements regarding the other or, in the case of Employee, Pyxis’s business, officers, directors, employees and agents.
6.
Confidentiality. Except for his own attorney, his tax advisor and his immediate family, Employee agrees that the existence and the terms of this Agreement shall be confidential, and that he, his attorney, his tax advisor and his immediate family will not disclose any information concerning the terms of this Agreement to anyone, including but not limited to past, present or future employees of Pyxis. In addition, Employee is party to and bound by the provisions of the Proprietary Information, Inventions and Non-Solicitation Agreement, including with respect to confidentiality.

Notwithstanding Paragraphs 4 and 5, nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

7.
No Admission. Employee understands and agrees that nothing contained in this Agreement is to be considered an admission by Pyxis of any wrongdoing under any federal, state or local statute, regulation, public policy, tort law, contract law, common law.
8.
Acknowledgement. Employee acknowledges that he has read and understands this Agreement and executes it knowingly, voluntarily and without coercion. Employee acknowledges that he is being advised herein in writing to consult with an attorney prior to executing this Agreement, that he has consulted with an attorney, and he has been given a period of at least 21 days within which to consider and execute this Agreement, unless he voluntarily chooses to execute this Agreement before the end of the 21 day period by executing the attached Election to Execute Prior to Expiration of 21 Day Consideration Period. Employee understands that he has 7 days following his execution of this Agreement to revoke his execution of this Agreement. The Effective Date of this Agreement shall be the 8th day after it is executed and has not been revoked. For any revocation to be effective, written notice of revocation must be delivered to Pyxis Oncology, attention: Pam Connealy, CFO & COO at pconnealy@pyxisoncology.com, no later than 5:00 p.m. ET on the 7th calendar day after Employee signs this Agreement. If Employee revokes this Agreement, it shall not be effective or enforceable and he shall not receive the benefits described herein. No payments shall be made under the terms of this Agreement until the 7-day revocation period described in this paragraph has expired without revocation by Employee.

9.
Modifications. This Agreement may not be modified in any way except in a written agreement signed by both Employee and an authorized representative of Pyxis.
10.
Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without giving effect to its conflict of law provisions.
11.
Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties relating to Employee’s separation from Pyxis. Employee acknowledges and agrees that in executing this Agreement, Employee has not relied on any promises or representations other than those set forth in this Agreement. For the avoidance of doubt, this Agreement does not alter, amend or otherwise change the rights or obligations of Employee or Pyxis in respect of grants of any stock options or other equity compensation, which such rights or obligations are set forth in the applicable plan and grant documents.

IN WITNESS THEREOF, Employee and Pyxis, after carefully reading the provisions of this Agreement, herein declare that they understand such provisions and willingly accept and agree thereto by executing this Agreement.

Pyxis Oncology, Inc.

Sincerely,

By: /s/ Ken Kobayashi	By: /s/ Lara Sullivan
Ken Kobayashi	Lara S. Sullivan M.D.
President & Chief Executive Officer

ELECTION TO EXECUTE PRIOR TO EXPIRATION
OF 21 DAY CONSIDERATION PERIOD

I, Ken Kobayashi, understand that I have at least 21 days within which to consider and execute the foregoing Separation Agreement and General Release. However, after having an opportunity consult counsel, I have freely and voluntarily elected to execute the Separation Agreement and General Release before the 21-day period has expired.

By : /s/ Ken Kobayashi
Ken Kobayashi